TRANSITION SERVICES AGREEMENT

          This TRANSITION SERVICES AGREEMENT (the “Agreement”) is made this 28th day of October 2002 (the “Effective Date”), by and between QUANTUM CORPORATION (“Seller”), a Delaware corporation and SNAP APPLIANCE, INC., formerly known as BROADBAND STORAGE, INC. (“Buyer”), a Delaware corporation.

WHEREAS, Buyer and Seller are parties to an Asset Purchase Agreement dated October 7, 2002 (the “Purchase Agreement”); and

          WHEREAS, Buyer has requested, and Seller has agreed to provide, certain services for the periods and on the terms and conditions set forth herein in order to promote the efficient operation of their respective businesses during the period in which the functional separation contemplated by the Purchase Agreement will occur;

          NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	DEFINITIONS

Capitalized terms defined herein shall have the meanings set forth herein. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

2.	SERVICES

2.1

General.  Except as provided in the Sublease (defined below), during the Transition Period (as defined in Section 8.1 of this Agreement), Seller shall provide the following services to Buyer (each, a “Transition Service” and collectively, the “Transition Services”).

(a)

Point of Sale Data.  Seller shall provide point of sale (POS) data for North America and for the rest of the world (as available) only relating to NAS products in a spreadsheet format, which is summarized as set forth at Exhibit A (the “Sample POS Report”), on a weekly basis for three (3) months following the Closing Date. The cost for such service shall be eight thousand dollars ($8000) per month, which includes twelve hundred dollars ($1200) per month for electronic data interchange (EDI) fees and one (1) full-time equivalent at eighty-five dollars ($85) per hour, twenty (20) hours per week.  The parties acknowledge and agree that POS data is compiled based on information provided by NAS distributors and therefore may contain inaccuracies.  For example, POS data may not be adjusted for cut-off such as shipments in transit. Sales of NAS products by distributors after the Closing Date will first be assumed to come from Quantum-shipped inventory.  Until the Quantum inventory of NAS products in channel is reduced to zero, then the sales of distributors will be for products shipped by SNAP Appliance.

(b)

Sublease.  Seller shall grant Buyer certain occupancy rights for its facilities located at 2001 Logic Drive, San Jose, California (the “San Jose Facility”) pursuant to the terms of the sublease agreement attached hereto as Exhibit B (the “Sublease”).

1.
(c)

Voice and Data Lines.  Buyer shall promptly transfer voice and data lines to Buyer accounts, and in any event shall effect such transfer no later than January 31, 2003.  Until such accounts are transferred and only to the extent they are made available by Sprint, Seller shall provide Buyer with shared usage of the voice and data lines in the San Jose Facility. Buyer shall reimburse Seller, for a pro-rata usage fee for such connectivity plus a service fee of five percent (5%) of such usage fee for handling and billing.

(d)

Operations Services.  Seller shall provide two (2) full-time equivalents at seventy dollars ($70) per hour, forty (40) hours per week at the Sanmina-SCI facility in Colorado for a maximum of four (4) weeks beginning on the Effective Date, which equals five thousand six hundred dollars ($5600) per week.

(e)

Other Services.  Seller shall provide the services of those persons identified on Exhibit C at the rates specified therein.  In the event that an identified person is unable to perform such services for any period of time, Seller’s shall promptly provide substitute representatives with similar experience.

(f)

On-Site Customer Service.  For the period beginning on the Closing Date and ending ninety (90) days thereafter  (the “On-Site Service Period”), Seller shall provide on-site customer service for Guardian 14000 units sold by Buyer during the On-Site Service Period (each, a “Box”).

(g)

Marketing Services.  The parties acknowledge and agree that Seller has already scheduled and incurred expenses in connection with certain advertising and channel programs as identified in Exhibit D (the “Marketing Services”).  To the extent that such Marketing Services are provided by third parties to Seller through December 31, 2002, Buyer shall pay to Seller the amounts identified in the “Snap Portion” column of Exhibit D (the “Marketing Fees”).  Seller shall use its good faith reasonable efforts to ensure that such third parties perform their obligations. Notwithstanding anything in this Agreement to the contrary, Buyer’s sole remedy in the event that scheduled Marketing Services are not provided shall be a reversal of the immediate credit set forth in Section 3.2.

(h)

Technical and Warranty Customer Services.  For the period beginning on the Closing Date and ending ninety (90) days thereafter, Seller shall provide technical and warranty customer services for new Snap Appliance products sold in Europe.

2.2

Cooperation.  Each party shall cause its employees to reasonably cooperate with employees of the other to the extent required for effective delivery of the Transition Services.  The following individuals shall be responsible for the day-to-day implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of either party’s obligations hereunder: for Seller, Hugues Meyrath and for Buyer, Steve Daneman.

2.3

Third Party Services.  Seller shall have the right to engage the services of independent contractors to deliver or assist Seller in the delivery of Transition Services contemplated under this Agreement to the extent reasonably necessary.  Seller will impose on any such third parties the confidentiality obligations specified in this Agreement in an agreement designating Buyer as a third party beneficiary, and will supervise the performance of such third parties to ensure that the Transition Services meet, in all material respects, the requirements of this Agreement.

2.
2.4	Withholding Taxes. Seller shall pay all employee withholding taxes incurred in connection with the provision of any Transition Services by Seller to Buyer.

3.	FEES; PAYMENTS

3.1

Invoicing.  Sublease fees shall be invoiced as set forth in the Sublease.  Beginning November 30th, Seller shall invoice Buyer for all other Transition Services (those set forth in Sections 2.1(a), (c), (d) and (e)) performed during the preceding month, with a report of such charges to be in form and substance reasonably satisfactory to Buyer, and Buyer shall pay, for such Transition Services on net thirty (30) terms.  For past due payments, Buyer shall pay to Seller interest at a rate of nine percent (9%) per annum.    Notwithstanding the foregoing, Seller shall provide to Buyer all Transition Services other than the voice and data lines provided pursuant to Section 2.1(c) free of charge for the first $650,000 (the “Credit Amount”) owed by Buyer hereunder.  Once that Credit Amount has been exhausted, Seller’s continued provision of Transition Services shall be subject to Buyer’s payment therefore on the terms set forth herein. The parties agree that Buyer shall not be entitled to any refund in the event the aggregate amount owed by Buyer hereunder for the Transition Services is less than the Credit Amount.

3.2

Immediate Credits.  The parties acknowledge and agree that Seller has prepaid service fees in connection with the Broad Daylight, Inc. Service Agreement dated March 28, 2001 (a Purchased Contract) in the amount of $22,500 (the “Broad Daylight Fees”).  Notwithstanding anything in this Agreement to the contrary, the Marketing Fees (as defined in Section 2.1(g) above) and Broad Daylight Fees shall be credited against the Credit Amount set forth in Section 3.1 upon execution of this Agreement.

4.	CONFIDENTIALITY

4.1

Information Exchanges.  Subject to applicable law and good faith claims of privilege, each party hereto shall provide the other party with all information regarding itself and the transactions under this Agreement that the other party reasonably believes are required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Transition Services pursuant to this Agreement.

4.2

Confidential Information.  Seller and Buyer shall hold in trust and maintain confidential all Confidential Information relating to the other party.  "Confidential Information" shall mean all information disclosed by either party to the other in connection with this Agreement, whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, economic, scientific, technical, product and business data, business plans, and the like, but shall not include (i) information which becomes generally available other than by disclosure in violation of the provisions of this Section 4.2, (ii) information which becomes available on a non-confidential basis to a party from a source other than the other party to this Agreement provided the party in question reasonably believes that such source is not or was not bound to hold such information confidential, and (iii) information acquired or developed independently by a party without violating this Section 4.2 or any other confidentiality agreement with the other party, as demonstrated by contemporaneous written records of the receiving party.  Confidential Information that any party hereto reasonably believes must be disclosed by law may be disclosed to the appropriate persons provided that the receiving party first notifies the other party hereto of such requirement and allows such party a reasonable opportunity to seek a protective order or other appropriate remedy to prevent such disclosure.  Without prejudice to the rights and remedies of either party to this Agreement, a party disclosing any Confidential Information to the other party in accordance with the provisions of this Agreement shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 4.2.

3.
5.	DISCLAIMER

5.1

Except as specifically set forth herein, Seller shall not be deemed to have made any representation or warranty to Buyer with respect to the Transition Services, or with respect to any data, advertising or marketing services provided by or on behalf of Seller.  Except as otherwise set forth in this Agreement or the Purchase Agreement, SELLER PROVIDES ALL TRANSITION SERVICES, DATA, EQUIPMENT, MATERIALS AND SUPPLIES “AS IS” WITHOUT WARRANTY OF ANY KIND.  SELLER EXPLICITLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE TRANSITION SERVICES, EQUIPMENT (INCLUDING WITHOUT LIMITATION VOICE AND DATA LINES PROVIDED PURSUANT TO SECTION 2.1(C)) OR ANY SERVICES AND INFORMATION FURNISHED IN CONNECTION THEREWITH.

6.	LIMITATION OF LIABILITY

IN NO EVENT SHALL SELLER BE LIABLE FOR LOST PROFITS OR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, ARISING OUT OF THIS AGREEMENT, NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7.	INDEMNIFICATION

7.1	Indemnification by Seller.

(a) Indemnification. Seller shall indemnify and hold Buyer harmless against any losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising from:

(i)     the gross negligence or intentional misconduct of Seller in connection with: (A) the provision of any Transition Services, or (B) any other actions or inactions of Seller in connection therewith; or

(ii) the (a) breach by Seller of any of its obligations under Sections 2.1(c) or 4 hereof or (b) material breach by Seller of any of its other obligations hereunder.

4.
(b)

Defense.  With respect to third party claims, if notified promptly in writing of any action brought against Buyer based on a claim described in Section 7.1(a) above, Seller shall defend such action at its expense and pay all costs, damages and settlements finally awarded in such action or settlement which are attributable to such claim.  Seller shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Buyer and any of its affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Buyer.  Buyer shall reasonably cooperate with Seller in the defense of such claim, and may be represented, at Buyer’ expense, by counsel of Buyer’ selection.

7.2	Indemnification by Buyer.

(a) Buyer shall indemnify and hold Seller harmless against any losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) arising from:

(i)     the gross negligence or intentional misconduct of Buyer in connection with: (A) the receipt or use of any Transition Services, or (B) any other actions or inactions of Buyer in connection therewith; or

(ii) the (a) breach by Buyer of any of its obligations under Section 4 hereof or (b) material breach by Buyer of any of its other obligations hereunder.

(b)

With respect to third party claims, if notified promptly in writing of any action brought against Seller based on a claim described in Section 7.2(a) above, Buyer shall defend such action at its expense and pay all costs and damages finally awarded in such action or settlement which are attributable to such claim.  Buyer shall have sole control of the defense of any such action and all negotiations for its settlement or compromise, provided such settlement or compromise includes an unconditional release of Seller and any of its affiliates from all liability with respect to such claim in form and substance reasonably satisfactory to Seller.  Seller shall reasonably cooperate with Buyer in the defense of such claim, and may be represented, at Seller’s expense, by counsel of Seller’s selection.

8.	TERM AND TERMINATION

8.1

Term.  Unless earlier terminated in accordance with Section 8.2 below, this Agreement shall be in effect for the period beginning on the Effective Date and ending six (6) months thereafter (the “Transition Period”).  Unless the parties agree otherwise, upon termination of this Agreement, Buyer will no longer be entitled to, and the Seller will no longer be obligated to provide, any Transition Services.

8.2	Termination.

(a)

This Agreement may be terminated by either party if the other party (the “Defaulting Party”) has materially breached its obligations under this Agreement and if the Defaulting Party has not cured such default within ten  (10) days following the date on which the other party (the “Notifying Party”) has given written notice specifying the facts constituting the default.  Notwithstanding the foregoing sentence, this Agreement shall not be terminated due to a default by the Defaulting Party if such default is directly caused by a breach of this Agreement by the Notifying Party.

5.
(b) Buyer may terminate this Agreement with respect to any Transition Services other than the Sublease at any time upon fifteen (15) days prior written notice to Seller

(c)

Upon termination or expiration of this Agreement, all rights and obligations of the parties under this Agreement shall cease and be of no further force or effect, except that the provisions of Sections 4, 5, 6, 7 and 9 of this Agreement, and Buyer’s obligation to pay any additional amounts accrued pursuant to Section 3, shall survive any such termination or expiration.

9.	GENERAL

9.1

General Terms.  The General Provisions set forth in Sections 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13 and 10.14 of the Purchase Agreement are incorporated herein by reference.

9.2

Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all prior arrangements, understandings, proposals, prospectuses, projections and related materials with respect thereto, including without limitation, the Memorandum of Understanding between the parties hereto dated October 7, 2002.

6.

IN WITNESS WHEREOF, Seller and Buyer have duly executed this Agreement as of the day and year first above written.

SNAP APPLIANCE, INC. f/k/a BROADBAND STORAGE, INC.	QUANTUM CORPORATION
By: /s/ ERIC L. KELLY Print Name: Eric L. Kelly Title: CEO Date:	By: /s/ LARRY ORECKLIN Print Name: Larry Orecklin Title: President, SSG Date:

7.

EXHIBIT A

SAMPLE PAGE REFERENCING DETAILED POS REPORT

Summary by Disti as of Sunday, Oct. 20 (week 3)

UNITS	LAST WEEK'S POS	PRIOR WEEK'S POS	QTD POS TOTAL	PRIOR WEEK'S ENDING INV	REPORTING WEEK'S ENDING INV	3 WEEK POS ROLLING AVERAGE	LAST QTR'S POS 13 WEEK AVG	WKS-ROLLING 3 WK AVG	WKS- FQ2 AVG
Arrow	-	1	4	5	8	1	1	8.0	13.3
Bell	145	71	390	1,693	1,546	130	170	11.9	9.1
Ingram	103	106	337	590	498	111	100	4.5	5.0
Tech Data	67	78	225	323	252	74	72	3.4	3.5

TOTAL	315	256	956	2,611	2,304	316	343	7.3	6.7

DOLLARS	LAST WEEK'S POS	PRIOR WEEK'S POS	QTD POS TOTAL	PRIOR WEEK'S ENDING INV	REPORTING WEEK'S ENDING INV	3 WEEK POS ROLLING AVERAGE	LAST QTR'S POS 13 WEEK AVG	WKS-ROLLING 3 WK AVG	WKS- FQ2 AVG
Arrow	-	3,400	30,804	74,920	87,820	10,268	2,713	8.6	32.4
Bell	258,988	123,167	725,132	2,886,844	2,622,948	241,712	322,354	10.9	8.1
Ingram	182,680	170,139	547,974	1,357,950	1,181,440	182,657	238,304	6.5	5.0
Tech Data	118,847	134,621	395,287	458,639	324,015	131,763	105,906	2.5	3.1

TOTAL	560,515	431,327	1,699,197	4,778,353	4,216,223	566,400	669,277	7.4	6.3

A-1.

EXHIBIT B

SUBLEASE

Available upon request.

B-1.

EXHIBIT C

Additional Transition Services

Representative	Date Transition Services to be Provided (M-F; excluding holidays)	Transition Service	Rate; Fee

Bill Dwyer

	October 28 – December 27	Customer service and support	$70/hour, 8 hours/day M-F for 9 weeks = $25,200

Anthony Cisneros

	October 28 – November 27	IT support	$70/hour, 8 hours/day M-F = $12,320

Dennis Kiyabu

	October 28 – November 19 and December 4 – 20	IT support	$70/hour, 8 hours/day M-F = $16,800

C-1.

EXHIBIT D

MARKETING SERVICES

Distribution and Direct Marketers’ Expenses

From Disti Page	$ 28,056
From Direct Marketer Page	$ 75,956
GRAND TOTAL	$ 104,012

D-1.

Marketing Services					CQ4		Snap Portion
Account	Activity	Ad Size	Date	Feature/ Description	Cost	Notes/Comments
PC Connection	PC1002 (part of 1/2 page)	0.25	October	Guardian 4400 & 14000	$5,000
PC Connection	PC1002 (part of 1/2 page)	0.25	October	SuperLoader & M1500	$5,000
PC Connection	PC1102	0.25	November	Guardian 4400 & 14000	$5,000	Bill back to Snap	$ 5,000
PC Connection	PC1102	0.25	November	SuperLoader & M1500	$5,000
PC Connection	PC1202	0.25	December	Guardian 4400 & 14000	$5,000	Bill back to Snap	$ 5,000
PC Connection	PC1202	0.25	December	SuperLoader & M1500	$5,000
PC Connection	Vendor Cubes (VCq402)		TBD	Table top trainings at all 4 locations 1 per month	$4,500	Split with Snap	$ 2,250
Pc Connection	Discretionary funds for Push/pull MRKT				$5,500
PC Connection Total	CQ4 40K 1/2 page AD			4400 & SuperLoader	$40,000

MicroWarehouse	Trainings and Floor Days		TBD	Vendor rows at all locations	Free
MicroWarehouse	Miscellaneous		TBD	New projects	$5,000
MicroWarehouse	Micro 112	1 page	09/30/02	M1500, SuperLoader, All Snap Servers & Guardian	$13,548
MicroWarehouse	Micro 113	1/2 page	10/28/02	M2500, SuperLoader, All Snap Servers & Guardian	$7,475	Split with Snap	$ 3,737
MicroWarehouse	Micro 114	1/2 page	11/25/02	M1500, SuperLoader, All Snap Servers & Guardian	$7,475	Split with Snap	$ 3,737
MicroWarehouse	Datacomm 98	1	10/07/02	M2500, SuperLoader, All Snap Servers & Guardian	$13,432
MicroWarehouse	Datacomm 99	1	11/04/02	M2500, SuperLoader, All Snap Servers & Guardian	$13,432	Split with Snap	$ 6,716
MicroWarehouse	Datacomm 100	1	12/02/02	M2500, SuperLoader, All Snap Servers & Guardian	$13,432	Split with Snap	$ 6,716
MicroWarehouse Total	CQ4 1/2 page ads 65K				$73,794

Global	Co-op Accrual				$3,000
Global	Trainings & Table top TBD		TBD		free
Global Total					$3,000

CompuCom	Promotions & Incentives		Oct. - Dec	Customize a Quantum Program to fit into a CompuCom promotion for the Field Reps. Announce to Reps, post on CompuCom Intravision Site	$1,500
CompuCom	Wednesday Wire Comm. Qty: 5		Oct. - Dec	E-Mail Blast to the Field- Qty: 1 Product announcement and Quantum Contact information	$3,500
CompuCom	POS Reporting		Oct. - Dec		$3,000
CompuCom	Training		Oct. - Dec	Floor Days- Dallas, Mason & Field Webcast	$6,000
CompuCom	CompuCom Storage Microsite		Oct. - Dec		$2,000
CompuCom					$16,000
EAST Total					$132,794

CDW	Solutions Catalog - Holiday I	1 page	10/16/2002	SuperLoader, M1500, Guardian 4400 & 14000, all snap servers	$20,000
CDW	Solutions Catalog - Holiday II	1 page	11/20/2002	SuperLoader, M1500, Guardian 4400 & 14000, all snap servers	$20,000	Split with Snap	$ 10,000
CDW	NetComm fall II	1.5 pages	9/25/2002	SuperLoader, M1500, Guardian 4400 & 14000, all snap servers	$24,000
CDW	NetComm Holiday I	1.5 pages	10/30/2002	SuperLoader, M1500, Guardian 4400 & 14000, all snap servers	$24,000	Split with Snap	$ 12,000
CDW	CDW-G Solutions - Fall II	1 page	10/9/2002	SuperLoader, M1500, Guardian 4400 & 14000, all snap servers	$15,000
CDW	CDW-G Solutions -Holiday I	1 page	11/13/2002	SuperLoader, M1500, Guardian 4400 & 14000, all snap servers	$15,000	Split with Snap	$ 7,500
CDW	Discretionary Funds				$5,000
CDW Total					$123,000
Comark	Floor Days		TBD		$3,000
Comark	Vendor Expo		11/13/2002	In Chicago	$3,000
Comark Total					$0
CENTRAL Total					$123,000

Insight	Base Line B			Presence on the web, Manufacturer's showcase, training	$10,000	Split with Snap	$ 5,000
Insight	Vendor Forum		11/5/2002	20 minute pres.in Tempe 11/7/02 and Montreal 11/5/02 mandatory attendance	$10,000	Split with Snap	$ 5,000
Insight	Take 5		nov.		$3,000
Insight	Vendor Expo
Insight	Government				$5,000
Insight Total				one contract for Insight & Comark	$29,000
PC Mall	Catalog 109 October	qtr page		SuperLoader & Guardian 4400	$10,000
PC Mall	Catalog 110 November	qtr page		SuperLoader & Guardian 4400		Split with Snap	$ 1,650
PC Mall	Catalog 111 December	qtr page		SuperLoader & Guardian 4400		Split with Snap	$ 1,650
PC Mall	NSSL Forum		TBD		$2,000
PC Mall	Internet spotlight				included
PC Mall	Email				included
PC Mall Total					$12,000
Dell	POS Reporting				$3,000	Split with Snap	$ -
Dell	Presales Technical Support Team Lunch And Learn				$2,500
					$500
Dell Total					$5,500
WEST Total					$46,500

All Direct MRKTRS	Giveaways / Miscellaneous				$10,000
	TBD Push/pull/ Direct Mail			Miscellaneous Spiffs/Push Pull Programs	$25,000
Total Miscellaneous					$35,000

ALL U.S. TOTAL					$337,294		$ 75,956

D-2

FMA Disty (6531-1000)			Snap Portion
Ingram Micro
HES Platinum Vendor Program (Yr long prog)	33,750		$ 11,306
Sales Champion SE in Buffalo (yr long Prog)	21,250	Up for discussion	$ 7,119
Miscellaeous Push Pull TBD	5,500
Spiffs/ focus days	4,500
Ingram Micro Total	65,000
Tech Data				Included in Storage Program
Storage Program (Yr long prog) Q2 Pmt	17,500		$ 5,863	Focus Page In Nov.
Tech Data Deals of the Day $1000	3,000			Education Fan Fare Nov. 19th Sales Traianing
Shared SE Kim Snyder (Yr long prog)	11,250	Up for discussion	$ 3,769	CRN Ad sept. 9th SuperLoader Business Solution Nov. 4th ATL SuperLoader & Snap 4400
Quantum - re-Attach challenge Spiff Program	1,500	Ends Oct 28		sales incentive for snap
Purchase list for Direct Mail	6,600			SuperLoader Amazon.com gift certificate giveaway
Broadcast email	2,500
TD Latin America - Latin America Foundation Program	2,625
SuperLoader Seed
Miscellansuos TD Activities	3,000
Tech Data Total	47,975
Arrow		Snap not going to use them
Enterprise Storage Solution Program (Yr long prog)	9,125
E-mail Blast to Resellers	2,450
Product Roadmap	1,500
VAR Direct Mail - List purchase Cost	3,500
Sales Promotion - Spiff (Guardian & SuperLoader)	5,000	Ends Oct 28
Training in MN, SC, OEM 3 regions (Chicago, Irvine)	2,500
Miscellaneous TBD	3,500
Arrow Total	27,575
Bell Micro
Message on Hold (SuperLoader Msg)	3,000
Presidents Club	6,667			Not interested per EK
Web Advertising and Product Listing on Showcase	2,500	100% Tape focused
Spiff for President's Club	6,000			Not interested per EK
Bell Canada Marketing Program	5,000
Dedicated PMA	9,000	Up for discussion		Not interested per EK
Shirt and Sweatshirts/Giveaways	2,500
email blast/ edeal	3,000
VAR Business Ad	1,500	100% Tape focused
VAR Direct Mail - List purchase Cost	4,400
Focus Day Training	5,000
Training/Focus Day- Alabama/MN/San Jose/Philly	1,500
Bell Micro Total	50,067

SkyData		Snap not going to use them
GTEC	10,000
Miscellaneous	1,500
SkyData Total	11,500
All Distributors
Giveaways - shirts/ promo items	12,000
Miscellaneous	35,000
All Distributors Total	47,000

Grand Total Distribution	249,117
$250 K AOP Budget			$ 28,056

D-3